Exhibit 10.9

TORNIER, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of March 12, 2012 (the “Effective Date”), between Tornier, Inc., a Delaware corporation (the “Company”), and Terry M. Rich (the “Executive”).

R E C I T A L S:

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company; and

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services to the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. The Executive shall serve as the Senior Vice President, US Commercial Operations, and in such capacity, shall report directly to the President and Chief Executive Officer and shall be responsible for all U.S. sales activities and have such other duties as assigned by the President and Chief Executive Officer which are typically performed by the Senior Vice President, US Commercial Operations of a corporation. The Executive shall take the office of Senior Vice President, US Commercial Operations effective March 12, 2012. The principal location of the Executive’s employment shall be at the Company’s principal executive office located in Minnesota, although the Executive understands and agrees that he may be required to travel from time to time for Company business reasons.

Section 2. Term. Unless terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall commence on the date hereof and shall continue during the period ending on the third anniversary of the date hereof (the “Initial Term”). Thereafter, the Executive’s employment term shall extend automatically for consecutive periods of one year unless either party shall provide notice of termination not less than 60 days prior to an anniversary date of this Agreement. The Initial Term, together with any extension pursuant to this Section 2, is referred to herein as the “Employment Term.” The Employment Term shall terminate upon any termination of the Executive’s employment pursuant to Section 6.

Section 3. Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a) Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a base salary (the “Salary”) of U.S. $350,000 per year (which is not subject to a cap or a maximum) with increases, if any, as may be approved by the Board of Directors or the Compensation Committee of the Board. The Salary shall be payable in accordance with the customary payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased during the Employment Term.

(b) Bonus. During the Employment Term, in addition to Salary, the Executive shall be eligible to participate in such bonus plans as may be adopted from time to time by the Board of Directors for other officers of the Company (the “Bonus”) for each such calendar year ending during the Employment Period; provided that, unless the Board of Directors or the Compensation Committee of the Board determines otherwise, the Executive must be employed on the last day of such calendar year in order to receive the Bonus attributable thereto. The bonus of the Executive shall be initially targeted at 75% of his base salary at 100% achievement. The Executive’s entitlement to the Bonus for any particular calendar year shall be based on the attainment of performance objectives established by the President and Chief Executive Officer or the Compensation Committee of the Board in any such bonus plan. In no event shall the bonus target be decreased during the Employment Term.

(c) Benefits. Except as otherwise provided in this Agreement, in addition to the Salary and Bonus, if any, the Executive shall be entitled during the Employment Term to participate in health, insurance, retirement, disability, and other benefit programs provided to other officers of the Company on terms no less favorable than those available to the other officers of the Company. The Executive shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company’s policies in effect from time to time. The Executive shall be initially entitled to five (5) weeks of accrued vacation for immediate use under this Agreement.

(d) Equity Awards. The Executive shall receive a grant valued at U.S. $875,000, 50% of which would be payable in a stock option and 50% of each of which would be payable in a stock grant in the form of a restricted stock unit, under the Tornier N.V. 2010 Incentive Plan. Such grants shall be effective as of the later of: (i) subject of Board approval; (ii) the Effective Date; and (iii) the third trading day following the date of release to the public of the Parent Corporation’s financial results for the fourth fiscal quarter, which date is currently expected to be February 23, 2012 (such later date, the “Grant Date”); provided, however, that if such Grant Date is impermissible under applicable Dutch law, then such Grant Date will be the first date on which such grants can occur under applicable Dutch law. All of the terms and conditions relating to the Option and RSU, including the vesting and, in the case of the Option, the expiration date, are set forth in grant certificates to be executed by the Parent Corporation and the Executive (the “Grant Certificates”).

(e) Reimbursement of Certain Moving and Travel Costs. The Executive shall work out of the Edina, Minnesota office when not traveling. If the Executive decides to relocate, the Company will assist the Executive with the relocation to Minneapolis/St. Paul area, as outlined in the Company’s Relocation Policy. At that time, the Company shall reimburse the Executive’s reasonable expenses for a house hunting trip for the Executive and his family, the reasonable cost of packing and shipping the Executive’s personal belongings from California to Minneapolis/St. Paul and reasonable expenses associated with two return trips per year for the first two years to check on the Executive’s California property. In order to receive payments under this subsection (e), the expense must be reasonable and incurred during the Employment Term and the Executive must submit a request for reimbursement (with itemized documentation of expenditures in accordance with the financial policy of the Company) within 45 days after the date such expense is incurred. The Company will make the reimbursement payment to the Executive within 20 days after the date the Executive submits the reimbursement request.

Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company and its subsidiaries, shall faithfully serve the Company and its subsidiaries, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to his by the President and Chief Executive Officer in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and its subsidiaries and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company and its subsidiaries, (iii) participate in the activities on nonprofit organizations (iii) engage in personal investing activities and (iv) serve on the board of directors of not more than one other company whose businesses are not in competition with the business interests of the Company or any of its subsidiaries or affiliates, provided that the activities set forth in these clauses (i), (ii), (iii) and (iv), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

Section 5. Reimbursement for Expenses. During the Employment Term, the Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

Section 6. Termination and Default.

(a) Death. The Executive’s employment shall automatically terminate upon his death and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 6(e) below.

(b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is disabled such that the Executive would be entitled to receive disability benefits under the Company’s long-term disability plan, or if no such plan exists, the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 180 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Executive’s employment shall terminate.

(c) Cause. The Company may terminate the Executive’s employment at any time, with or without Cause. In the event of termination pursuant to this Section 6(c) for Cause (as defined below), the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. Termination of the Executive’s employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s failure (except where due to a disability contemplated by subsection (b) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 30 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) any continued or repeated absence from the Company, unless such absence is (A) approved or excused by the Board of Directors or (B) is the result of the Executive’s illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (iv) use of illegal drugs by the Executive or repeated drunkenness; (v) conviction of the Executive for the commission of a felony; or (vi) the commission by the Executive of an act of fraud or embezzlement against the Company.

(d) Resignation. The Executive shall have the right to terminate his employment at any time by giving notice of his resignation.

(e) Payments. In the event that the Executive’s employment terminates for any reason, the Company shall pay to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation. In addition, in the event the Executive’s employment is terminated by the Company without Cause, whether during or upon expiration of the then current term of this Agreement, in addition to the amounts specified in the foregoing sentence, (i) the Executive shall continue to receive the Salary at the rate in effect hereunder on the date of such termination, on such regular payroll dates and in accordance with the Company’s prevailing payroll practices, for a period of 12 months following the date of such termination (the “Severance Term”) and (ii) to the extent permissible under the Company’s health and welfare plans, the Executive shall continue to receive any health and welfare benefits provided to him as of the date of such termination in accordance with Section 3(c) hereof during the Severance Term, on the same basis and at the same cost as during the Employment Term. Further, in the event the Executive’s employment is terminated without Cause by reason of the Company having notified the Executive that this Agreement will not be extended pursuant to Section 2, the Executive shall be entitled to receive a pro-rated amount of the Bonus in a lump sum based on the Executive’s period of employment during the calendar year in which such termination occurs. Following the end of the Severance Term, the Executive shall be entitled to elect health care continuation coverage permitted under Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as if his employment had then terminated. In the event the Executive accepts other full time employment or engages in his own business prior to the last date of the Severance Term, the Executive shall forthwith notify the Company and the Company shall be entitled to set off from amounts and benefits due the Executive under this Section 6(e) (other than in respect of the Bonus) the amounts paid to and benefits received by the Executive in respect of such other employment or business activity.

Amounts owed by the Company in respect of the Salary, Bonus or reimbursement for expenses under the provisions of Section 6 hereof shall, except as otherwise set forth in this Section 6(e), be paid promptly after the Executive’s Termination of Employment (or, in the case of payroll continuation of Salary, payments will commence promptly after the Executive’s Termination of Employment). The payments and benefits to be provided to the Executive as set forth in this Section 6(e) in the event the Executive’s employment is terminated by the Company without Cause: (i) shall be lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by the Company for its employees, and (ii) shall not be paid to the extent that Executive’s employment is terminated following a Change in Control under circumstances entitling the Executive to the benefits described in Section 6(f).

(f) Change in Control Benefit. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, as defined below, during the 12-month period immediately following a Change in Control, as defined below, whether during or upon expiration of the then current term of this Agreement: (i) the Company shall pay to the Executive all amounts and benefits accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses, including accrued and unused vacation, (ii) all unvested shares that are subject to the Option and RSU shall become immediately vested and exercisable as set forth in the 2010 Plan and Grant Certificates, (iii) the Company shall pay to Executive (within 15 days after his Termination of Employment) a lump sum payment equal to 12 months of his Salary at the rate in effect hereunder on the date of such termination, plus his full target Bonus for the year in which the Change in Control occurs, and (iv) to the extent permissible under the Company’s health and welfare plans, the Executive shall continue to receive, at the Company’s cost, any health and welfare benefits provided to him as of the date of such termination for the 12-month period following his termination of employment. Following the end of the 12-month period described in clause (iv) of the preceding sentence, the Executive shall be entitled to elect health care continuation coverage permitted under Sections 601 through 608 of ERISA as if his employment with the Company then terminated.

For purposes of this Agreement, “Change in Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Parent Corporation, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock (the “Outstanding Parent Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Parent Corporation entitled to vote generally in the election of directors (the “Outstanding Parent Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (x) any acquisition by the Parent Corporation or any “affiliate” of the Parent Corporation, within the meaning of 17 C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Corporation or any Affiliate of the Parent Corporation, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) of this Section 6(f) (persons and entities described in clauses (x), (y) and (z) being referred to herein as “Permitted Holders”); or

(ii) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Parent Corporation or all or substantially all of the Parent Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Corporation Common Stock and Outstanding Parent Corporation Voting Securities, as the case may be, and (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Parent Corporation at the time of the execution of the initial agreement providing for such Business Combination; or

(iii) Approval by the shareholders of the Parent Corporation of a complete liquidation or dissolution of the Parent Corporation; or

(iv) The sale of at least 80% of the assets of the Parent Corporation to an unrelated party, or completion of a transaction having a similar effect.

(g) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(e), 6(f), and 7 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

(h) Six Month Suspension if the Executive is a Specified Employee. Notwithstanding the foregoing, if, at the time of his Termination of Employment, the Executive is a Specified Employee (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), then to the extent any payment under Section 6 is determined by the Company to be deferred compensation subject to the requirements of Section 409A of the Code, payment of such deferred compensation shall be suspended and not made until the first day of the month next following the end of the 6-month period following the Executive’s Termination of Employment, or, if earlier, upon the Executive’s death.

(g) Definitions.

(i) Good Reason. For purposes of subsection (f), “Good Reason” shall mean, without the Executive’s prior written consent, (A) a material diminution in the Executive’s authority, duties or responsibilities as in effect prior to the Change in Control, (B) a material diminution in the Executive’s base compensation (which includes the Executive’s base Salary and Bonus and employee benefit plan coverage for the Executive and his family) in effect immediately prior to the Change in Control or as thereafter increased, or (C) the Company’s requiring the Executive to be based at any office or location that is more than fifty (50) miles further from the office or location thereof immediately preceding a Change in Control. In order to constitute Good Reason, the Executive must give written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition and his intent to terminate employment with the Company for Good Reason. If the Company remedies any event or change described in this subsection within 30 days of such notice from the Executive, such event or change shall not constitute Good Reason.

(b) Termination of Employment. Solely for purposes of determining when payments may be made to the Executive under this Section 6, “Termination of Employment” means a termination of the Executive’s employment relationship with the Company and all affiliates or such other change in the Executive’s employment relationship with the Company and all affiliates that would be considered a “separation from service” under Section 409A of the Code.

Section 7. Secrecy and Non-Competition.

(a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s, or any of its subsidiaries’ or affiliates’, business and assets and by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company or any of its subsidiaries or affiliates and to the Company’s, or any of its subsidiaries’ or affiliates’, substantial detriment. Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) with respect to any State in which the Company is engaged in business during the Employment Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, partner or joint venturer, in any business activities if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company or any of its subsidiaries or by the Executive at any time during the last three (3) years of the Employment Term. The foregoing restrictions contained in this Section 7(a) shall not prevent the Executive from accepting employment with a large diversified organization with separate and distinct divisions that do not compete, directly or indirectly, with the Company or any of its subsidiaries or affiliates, so long as prior to accepting such employment the Company receives separate written assurances from the prospective employer and from the Executive, satisfactory to the Company, to the effect that the Executive will not render any services, directly or indirectly, to any division or business unit that competes, directly or indirectly, with the Company or any of its subsidiaries or affiliates. During the Restricted Period, the Executive will inform any new employer, prior to accepting employment, of the existence of this Agreement and provide such employer with a copy of this Agreement.

(b) Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry that the Company any of its subsidiaries or affiliates treats as confidential or proprietary, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company’s business or, if acquired following the Employment Term, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s, or any of its subsidiaries’ or affiliates’, products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company any of its subsidiaries or affiliates, and upon termination of his employment with the Company, the Executive shall return to the Company any of its subsidiaries or affiliates the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company any of its subsidiaries or affiliates all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

(c) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or any of its subsidiaries or affiliates, or otherwise directly interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company or any of its subsidiaries or affiliates (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent 12-month period, a customer or client of the Company, its predecessors or any of its subsidiaries or affiliates. The placement of any general classified or ‘help wanted’ advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(c) unless the Executive’s name is contained in such advertisements or solicitations.

(d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or any of its subsidiaries or affiliates or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company or any of its subsidiaries or affiliates, or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its subsidiaries or affiliates or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any of its subsidiaries or affiliates or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company or any of its subsidiaries or affiliates and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination. The foregoing requirements of this Section 7(d) shall not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, and (i) which does not relate directly to the Company’s, or any of its subsidiaries’ or affiliates’, business or to the Company’s, or any of its subsidiaries’ or affiliates’, actual or demonstrably anticipated research or development, or (ii) which does not result from any work the Executive performed for the Company or any of its subsidiaries or affiliates.

Section 8. Injunctive Relief. Without intending to limit the remedies available to the Company or any of its subsidiaries or affiliates, the Executive acknowledges that in the event of a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

Section 9. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

(a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Executive’s ability to engage in any business or to solicit or hire the employees of any person.

The representations and warranties of the Executive contained in this Section 9 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 10. Representations and Warranties of the Company. The Company represents and warrants to the Executive as follows:

(a) This Agreement, upon execution and delivery by the Company, will be duly executed and delivered by the Company and (assuming due execution and delivery hereof by the Executive) will be the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Company (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Company.

The representations and warranties of the Company contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 11. Tax Withholding. All amounts payable to the Executive under this Agreement shall be reduced by all applicable U.S. federal, state, local, foreign and other withholdings and similar taxes and payments required by applicable law.

Section 12. Code Section 409A. The Company and the Executive intend that the benefits provided under this Agreement will comply, in form and operation, with an exception to or exclusion from the requirements of Code section 409A and this Agreement will be construed and administered in a manner that is consistent with and gives effect to such intention; provided, however, if any payment is or becomes subject to the requirements of Code section 409A, the Agreement as it relates to such payment is intended to comply with the requirements of Code section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Certain payments to be made under Sections 3 and 6 are intended to be exempt from the requirements of Code section 409A because they are (i) non-taxable benefits, (ii) welfare benefits within the meaning of Treas. Reg. Sec. 1.409A-1(a)(5), (iii) short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4), or (iv) payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9).

Section 13. Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its subsidiaries or affiliates, but in such event such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 14. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 15. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 16. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) If to the Executive, at such other address as the Executive may have furnished the Company in writing, and

(ii) If to the Company, at Minnesota Headquarters, marked for the attention of the President and Chief Executive Officer, or at such other address as it may have furnished in writing to the Executive.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 17. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 18. Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including without limitation that certain offer letter dated June 8, 2011.

Section 19. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TORNIER, INC.

By:	/s/ Douglas W. Kohrs
Name: Douglas W. Kohrs Title: President and Chief Executive Officer

EXECUTIVE

/s/ Terry M. Rich
Terry M. Rich